Exhibit 99.2
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of EVO Transportation & Energy Services, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 12th day of March 2018.

JERRY MOYES, individually

/s/ Jerry Moyes, by Heidi Hornung-Scherr, attorney-in-fact, pursuant to a Power of Attorney previously filed

VICKIE MOYES, individually

/s/ Vickie Moyes, by Heidi Hornung-Scherr, attorney-in-fact, pursuant to a Power of Attorney previously filed